UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report:  February 12, 2015

(Date of earliest event reported)

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number  000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2015, the Board of Directors of CH2M HILL Companies Ltd., a Delaware corporation (CH2M HILL), named Ryan Beckman as its Vice President, Controller and Principal Accounting Officer effective March 1, 2015.  Mr. Beckman is currently the Assistant Controller of CH2M HILL.

Mr. Beckman, age 45, joined CH2M HILL in 2004 as the Assistant Controller.  He continues to serve in this capacity and also served as the acting Controller of CH2M HILL from February to August of 2014.  Mr. Beckman will succeed JoAnn Shea who serves as the Chief Accounting Officer of CH2M HILL until March 1, 2015 when she will serve as the Vice President of Finance, Global Regions of CH2M HILL.

In connection with his new role, Mr. Beckman will receive a base salary of $275,295 per year.  Mr. Beckman will also be eligible for an annual incentive pay target of 35% of his base salary with a potential to earn from 0% to 200% of the target amount depending on his performance and the performance of the company.  Mr. Beckman will also participate in CH2M HILL’s long-term incentive program (LTIP), which has a three-year measurement period with awards tied specifically to long-term goals and objectives set for the company.  His LTIP target for the 2015 program is 28% of his base salary with the potential to earn up to 200% of the target amount based on the performance of the company.  As part of the long-term compensation, Mr. Beckman will receive an award of restricted stock valued at $25,000 in recognition of his new position, which will vest 25% on the first anniversary of the grant date, 25% on the second anniversary, and the final 50% on the third anniversary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: February 12, 2015	By:	/s/ Gary L. McArthur
Gary L. McArthur
Executive Vice President and Chief Financial Officer